MARTIN J. BRILL (Calif. Bar No. 53220) mjb@lnbrb.com

DAVID B. GOLUBCHIK (Calif. Bar No. 185520) dbg@lnbrb.com

KRIKOR J. MESHEFEJIAN (Calif. Bar No. 255030) kjm@lnbrb.com

LEVENE, NEALE, BENDER, RANKIN & BRILL L.L.P.

10250 Constellation Blvd., Suite 1700

Los Angeles, California 90067

Telephone: (310) 229-1234

Facsimile: (310) 229-1244

Reorganization Counsel for Debtor and Debtor-in-Possession

BRUCE T. BEESLEY (NV Bar No. 1164) bbeesley@lrlaw.com

LEWIS & ROCA LLP

Bank of America Plaza

50 West Liberty Street, Suite 410

Reno, Nevada 89501

Telephone: (775) 823-2900

Co-Counsel for Debtor and Debtor-in-Possession

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEVADA

In re: 360 GLOBAL WINE COMPANY, INC., a Nevada corporation, Debtor and Debtor-in-Possession.	Case No. 07-50205-GWZ Chapter 11 DATE: December 16, 2008 TIME: 2:00 p.m.

ORDER CONFIRMING 360 GLOBAL WINE COMPANY, INC.’S

PLAN OF REORGANIZATION

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On December 16, 2008, at 2:00 p.m. in the above-referenced Bankruptcy Court, a hearing was held (the “Confirmation Hearing”), to consider final approval of the Disclosure Statement, and confirmation of the Plan of Reorganization (the “Plan”), proposed by 360 Global Wine Company, Inc. (the “Debtor”), debtor and debtor in possession in the above-referenced Chapter 11 bankruptcy case. Appearances were as set forth on the Court’s record.

The Court, having considered the Disclosure Statement, the Plan (as modified), Memorandum of Points and Authorities in Support of Confirmation of the Plan (the “Confirmation Memo”), the Declarations of A. John A. Bryan, Jr. and Martin J. Brill in Support of the Plan; Objections (“Objections”) to the Plan filed by the Nevada Department of Taxation; the Official Committee of Unsecured Creditors (“Committee”), General Electric Company and Gryphon Master Fund I, LP’s Joinder to the Committee’s Objection (the “Joinder”); the Debtor’s Replies to the Objections of the Official Committee of Unsecured Creditors and General Electric Company; the Stipulation entered into between the Debtor and the Nevada Department of Taxation thereby withdrawing that Objection; and the Stipulation (the “Stipulation”), entered into between the Debtor and Gryphon Master Fund I, LP; the Committee having withdrawn its Objection, and Gryphon Master Fund I, LP having withdrawn its Joinder to the Committee’s Objection; proper notice of Plan confirmation and the hearing on Plan confirmation having been provided; the entire record in this bankruptcy case; the statements and representations of counsel at the hearing on Plan confirmation; having made its findings of fact at the Confirmation Hearing as provided in the Court’s record that the Plan complies with all applicable provisions of Sections 1122, 1123 and 1129 of the Bankruptcy Code; and good cause appearing therefor:

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IT IS HEREBY ORDERED AS FOLLOWS:

1. The Court grants final approval of the Disclosure Statement, as modified, pursuant to 11 U.S.C. § 1125.

2. All objections to the Plan which have not been withdrawn are hereby overruled.

3. The Plan as modified pursuant to the Confirmation Memo, a copy of which is attached hereto as Exhibit “A”, is hereby confirmed pursuant to Sections 1129(a) and 1129(b) of the Bankruptcy Code.

4. All terms which are used herein and are not defined in this Order (the “Confirmation Order”) shall have the definitions assigned to such terms in the Plan.

5. Notwithstanding anything to the contrary under Section 1141 of the Bankruptcy Code, upon the Effective Date of the Plan:

a. The provisions of the Plan and this Confirmation Order shall be binding on the Debtor, any entity issuing securities under the Plan, any entity acquiring property under the Plan, and any Creditor or Equity Security Holder of the Debtor, whether or not the Claim or Interest of such Creditor or Equity Security Holder is impaired under the Plan and whether or not such Creditor or Equity Security Holder has accepted the Plan;

b. The Debtor is discharged of liability for payments of debts incurred prior to the Confirmation Date as provided in § 1141(d) of the Bankruptcy Code, except for liabilities or obligations imposed by the Plan;

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c. All payments and distributions shall be made as required under the Plan;

d. Unless otherwise indicated in the Plan, property dealt with by the Plan shall be free and clear of all Claims and Interests of Creditors and Equity Security Holders of the Debtor;

e. Global shall create the Global Trust for the benefit of holders of Administrative Claims, Priority Tax Claims and Class 4 Allowed Claims pursuant to the Plan, and the Liquidating Trust Agreement shall be executed by the parties to the Liquidating Trust Agreement;

f. Global and/or the Committee shall be deemed to have transferred all of Global’s rights to prosecute the Assigned Litigation to the Global Trust to collect and prosecute for the benefit of Creditors of Global;

g. All Assigned Litigation and the right to assert objections to Claims, including rights of offset, as set forth in the Plan, shall be transferred to, and vested in, the Global Trust free and clear of all liens, Claims, encumbrances and other interests. Reorganized Global shall retain no interest in such property, Claims, rights, and causes of action transferred to the Global Trust;

h. All executory contracts and unexpired leases that have not previously been rejected are deemed rejected by Global, and such rejection is approved by this Court. Any Claims for damages arising from the rejection of any executory contracts and unexpired leases shall be filed and served no later than the Administrative Claims Bar Date, and any objections to the allowance of such Claims shall be filed and served no later than the Claims Objection Deadline.

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6. Notwithstanding anything to the contrary under Section 1141 of the Bankruptcy Code, after the Effective Date of the Plan:

a. The Global Trust may use, acquire, sell or otherwise dispose of the property it acquires in accordance with the Plan and the Liquidating Trust Agreement without supervision of, or approval by, the Bankruptcy Court or the United States Trustee and free of any restrictions in the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or Local Bankruptcy Rules.

b. All Claims, rights and causes of action of Global and its Estate shall be filed and prosecuted in the name of the Global Trust.

7. The interests in the Global Trust are non-transferable and non-assignable other than to successors in interest, or by will, the laws of descent and distribution, or by operation of law.

8. On and after the Effective Date, no action or proceeding may be commenced or continued by any entity holding a pre-Confirmation Claim, other than the Global Trust, in any court or other tribunal, other than the Bankruptcy Court, against Global, Reorganized Global, the Global Trust, the Global Trustee, or any of their officers, employees, professionals, agents or representatives, without the prior approval of the Bankruptcy Court pursuant to a final order.

9. On and after the Effective Date, no act to collect or recover from, or offset against, or to create, perfect or enforce any right, claim, interest or remedy by any entity, other than the Global Trust, against Global, Reorganized Global, the Global Trust, the Global Trustee or any of their officers, employees, professionals, agents or representatives on account of a pre-Confirmation Claim, may be taken without the prior approval of the Bankruptcy Court in a final order.

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10. This Confirmation Order shall enjoin the prosecution, whether directly, derivatively or otherwise, of any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, liability or interest released, discharged or terminated pursuant to this Plan.

11. Upon the entry of this Confirmation Order, any and all Claims of this Estate against Gryphon shall be released.

12. Pursuant to Rule 3003(c)(2) of the Federal Rules of Bankruptcy Procedure, any Claims that the Debtor scheduled as disputed, contingent or unliquidating, for which a proof of Claim was not timely filed, are disallowed in their entirety and shall not receive any distribution under the Plan.

13. The Court will retain jurisdiction over the Case to resolve any objections to Claims which are filed after the Effective Date or which are filed prior to the Effective Date but which are not resolved to final order prior to the Effective Date. This Confirmation Order shall not be res judicata, collateral estoppel, or other bar to Reorganized Global’s, the Global Trust’s or other parties’ in interest, right to object to such Claims after the Effective Date.

14. As of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an interest or other right of an Equity Security Holder that is impaired pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions against Global, the Global Estate, the Committee, the Global Trust or their property on account of any such discharged Claims, debts or liabilities or terminated interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to Global and (v) commencing or continuing any action in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan.

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15. Nothing contained in the Plan or this Confirmation Order shall affect the rights or defenses of General Electric Company in that presently pending Adversary Proceeding commenced by Andrea A. Wirum, Liquidating Trustee of the Estate of 360 Viansa, LLC, in the action entitled “Andrea A. Wirum, Liquidating Trustee of the Estate of 360 Viansa, LLC v. General Electric Company,” Adversary Proceeding No. 08-5147 pending in this Court.

16. This Confirmation Order shall direct each and every federal, state, and local governmental agency or department to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Plan.

17. The Debtor is hereby authorized to take all steps necessary to implement and consummate the provisions of the Plan.

18. Reorganized Global’s New Common Stock to be issued pursuant to the Plan on and after the Effective Date need not be registered under the Securities Act or any state or local securities laws, except as provided in the Plan.

19. The Board of Directors of Reorganized Global is hereby authorized to amend the Articles of Incorporation and Bylaws as described in the Plan.

20. Within 120 days of the entry of this Confirmation Order, the Global Trust shall file a Post-Confirmation Status Report with the Bankruptcy Court, reporting as to the progress that has been made in the implementation and consummation of the confirmed Plan.

21. Once the Debtor’s estate has been fully administered in accordance with rule 3022 of the Federal Rules of Bankruptcy Procedure, the Global Trust shall file a motion to obtain a final decree closing the Case. The Global Trust shall be solely responsible for the timely payment of all fees incurred pursuant to 28 U.S.C. Section 1930(a)(6) until the entry of a final decree closing this Case.

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22. Any conflict between the terms of this Order and the Plan shall be resolved in favor of this Order.

23. Any issue not addressed in this Order but addressed in the Plan shall be resolved pursuant to the terms of the Plan.

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24. This Order shall be effective upon entry and the ten day stay provided for under Rule 3020(e) of the federal Rules of Bankruptcy Procedure shall not be applicable.

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Dated: December 19, 2008

Submitted By:

LEVENE, NEALE, BENDER, RANKIN & BRILL, L.L.P.

By: ___/s/ Martin J. Brill_________________

BRUCE T. BEESLEY, ESQ.

Nevada Bar No. 1164

LEWIS AND ROCA LLP

50 W. Liberty Street, Ste. 410

Reno, NV 89501

Co-Counsel for Debtor and Debtor-in-Possession

MARTIN J. BRILL, ESQ.

DAVID B. GOLUBCHIK, ESQ.

KRIKOR J. MESHEFEJIAN, ESQ.

LEVENE, NEALE, BENDER, RANKIN & BRILL L.L.P

10250 Constellation Blvd., Suite 1700

Los Angeles, CA 90067

Reorganization Counsel for Debtor and Debtor-in-Possession

APPROVED:

By: _________________________

DENNIS D. MILLER, ESQ.

STEIN & LUBIN LLP

600 Montgomery Street, 14th Floor

San Francisco, CA 94111

Cecelia L. Lee, Esq.

Cecelia L. Lee, Ltd.

510 W. Plumb Lane, Suite A

Reno, NV 89509

Counsel for General Electric Company

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EXHIBIT A

MARTIN J. BRILL (Calif. Bar No. 53220) mjb@lnbrb.com

DAVID B. GOLUBCHIK (Calif. Bar No. 185520) dbg@lnbrb.com

LEVENE, NEALE, BENDER, RANKIN & BRILL L.L.P.

10250 Constellation Blvd., Suite 1700

Los Angeles, California 90067

Telephone: (310) 229-1234

Facsimile: (310) 229-1244

Reorganization Counsel for Debtor and Debtor-in-Possession

Bruce T. Beesley (NV Bar No. 1164) bbeesley@lrlaw.com

LEWIS AND ROCA LLP

Bank of America Plaza

50 West Liberty Street, Suite 410

Reno, Nevada 89501

Telephone: (775) 823-2900

Co-Counsel for Debtor and Debtor-in-Possession

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEVADA

In re: 360 GLOBAL WINE COMPANY, INC., a Nevada corporation, Debtor and Debtor-in-Possession.	Case No. 07-50205-GWZ Chapter 11 Confirmation Hearing: Date: December 16, 2008 Time: 2:00 p.m.

360 GLOBAL WINE COMPANY, INC.’S DISCLOSURE STATEMENT

AND PLAN OF REORGANIZATION, AS MODIFIED

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I.                          INTRODUCTION

1.               360 Global Wine Company, Inc., a Nevada corporation (“Global” or “Debtor”), is the debtor and debtor in possession in the above-captioned Chapter 11 bankruptcy case (the “Case”). On March 7, 2007 (“Petition Date”), the Debtor commenced the Case by filing a voluntary Chapter 11 petition under the United States Bankruptcy Code (“Bankruptcy Code”), 11 U.S.C. § 101 et seq.

2.               A Chapter 11 allows the debtor, its creditors and other parties in interest to propose a plan of reorganization. A plan of reorganization may provide for a debtor to reorganize by continuing to operate, to liquidate by selling assets of the estate, or a combination of both. This Plan of Reorganization (the “Plan”), which is proposed by Global, is a reorganization plan. This Plan proposes to reorganize the Debtor by issuing its securities and distributing proceeds from the recovery of Assigned Litigation to Creditors in full satisfaction of their Claims in a manner which preserves the Debtor’s substantial financial and nonfinancial attributes and allows Creditors and Interest Holders to participate in the Reorganized Debtor’s future operations.

All holders of Claims are encouraged to read this Plan and Disclosure Statement in its entirety before voting to accept or reject the Plan. No materials, other than this Plan and Disclosure Statement and the Exhibits and Schedules attached hereto and referenced herein, have been approved by the United States Bankruptcy Court for the District of Nevada for use in soliciting acceptances or rejections of this Plan.

II.              DEFINITIONS, RULES OF CONSTRUCTION, AND EXHIBITS

A.               Definitions.

For the purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in this Article II. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to such term in the Bankruptcy Code or the Bankruptcy Rules, in that order of priority. Throughout this Plan, the use of the masculine, feminine, neuter, plural, or singular shall be understood to include each of the others as the context may reasonably dictate. As used in this Plan, the following definitions shall apply:

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1.1           Administrative Claim. A Claim for costs and expenses of administration allowed under Section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(2) of the Bankruptcy Code, including, without limitation: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of Global (such as wages, salaries or commissions for services); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under Sections 330(a) or 331 of the Bankruptcy Code; and (c) all fees and charges assessed against the estate under 28 U.S.C. § 1930.

1.2           Administrative Claim Bar Date. The date which is thirty (30) days after the Effective Date.

1.3           Allowed Administrative Claim. An Administrative Claim which is an Allowed Claim.

1.4           Allowed Claim. A Claim against Global as to which no objection has been filed, or if filed, has either been overruled or otherwise resolved by the allowance of such Claim by the Bankruptcy Court, if the Claim was: (1) scheduled in the list of creditors prepared and filed with the Bankruptcy Court by Global and not listed as disputed, contingent or unliquidated as to amount; or (2) the subject of a timely filed proof of claim; or (3) which has been allowed by order of the Bankruptcy Court..

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1.5           Allowed Priority Claim. A Priority Claim which is an Allowed Claim.

1.6           Allowed Priority Tax Claim. A Priority Tax Claim which is and Allowed Claim.

1.7           Allowed Professional Fees. The amount of fees and costs incurred by professionals engaged by Global or the Committee in connection with the Global Case which are (1) timely requested by application filed on or prior to the Administrative Claims Bar Date; and (2) which are allowed by order of the Bankruptcy Court.

1.8           Allowed Secured Claim. A Secured Claim which is an Allowed Claim.

1.9           Allowed General Unsecured Claim. A General Unsecured Claim which is an Allowed Claim.

1.10       Assigned Litigation. All claims and causes of action which may be brought by, or on behalf of, Global against (a) Global’s former management and directors; (b) any third parties pursuant to §§ 510, 542, 543, 544, 545, 547, 548, 549, 550, and 553(b) of the Bankruptcy Code (excluding Gryphon); and (c) Global’s Directors’ and Officers’ insurance carrier.

1.11       Ballot. The form of ballot or ballots that will be distributed with the Disclosure Statement to holders of Claims and Equity Security Interests entitled to vote under this Plan in connection with the solicitation of acceptances of this Plan.

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1.12       Bankruptcy Code. Title 11 of The United States Code, as now in effect or hereafter amended. All citations in this Plan and Disclosure Statement to section numbers are to the Bankruptcy Code unless otherwise expressly indicated.

1.13       Bankruptcy Court. The United States Bankruptcy Court for the District of Nevada, or such successor court or tribunal as may hereafter be confirmed or created by lawful authority with power to confirm reorganization plans under Chapter 11, Title 11 of the United States Code, and all other applicable statutes, rules and regulations governing the Cases.

1.14       Bar Date. July 16, 2007 for non-governmental creditors and October 15, 2007 for governmental units.

1.15       Business Day. Any day, other than a Saturday, Sunday or legal holiday as defined in Bankruptcy Rule 9006(a).

1.16       Carve-Out. The sum of $250,000 for the payment of Allowed Professional Fees of the Debtor’s professionals (including the CEO/CRO Administrative Claim) and the Allowed Professional Fees of the Committee’s professionals for the Case, derived from the sale of the Texas Property.

1.17       Case. This Chapter 11 bankruptcy case is designated case no. 07-50205-GWZ.

1.18       Cash. Currency, checks, negotiable instruments and wire transfers of immediately available funds.

1.19       Cash Collateral Order. The Final Stipulated Order (I) Authorizing Use of Cash Collateral; (II) Providing Adequate Protection Under 11 U.S.C. §§ 361 and 363 and (III) Granting Related Relief entered by the Bankruptcy Court on June 7, 2007 as Docket No. 357 in the Case.

1.20       Cash Collateral Orders. The Gryphon Cash Collateral Order and the Laurus Cash Collateral Order.

1.21       CEO/CRO Administrative Claim. The Administrative Claim of A. John A. Bryan, Jr., the Debtor’s Chief Executive Officer and Chief Restructuring Officer for accrued and unpaid salary and expenses incurred during the Case.

1.22       Claim. Any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or, a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right is an equitable remedy or is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, against Viansa.

1.23       Claimant. A person or entity asserting a Claim.

1.24       Claims Objection Deadline. Sixty (60) days following the Effective Date, which date may be extended by the Bankruptcy Court upon motion of any party in interest for cause.

1.25       Class. A category of Claims which are substantially similar to each other and into which Allowed Claims are grouped and classified pursuant to the Plan, unless a member of the Class has agreed to a subordinated treatment. The Classes provided for in the Plan are summarized in Article IV of this Plan:

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1.26       Committee. The Official Committee of Unsecured Creditors appointed in this Case on April 27, 2007, as reflected in Docket No. 187 in the Case.

1.27       Confirmation. The entry of the Confirmation Order on the docket of the Bankruptcy Court.

1.28       Confirmation Date. The date upon which the Bankruptcy Court enters the Confirmation Order.

1.29       Confirmation Hearing. The hearing or hearings held by the Bankruptcy Court to consider and rule upon the request for approval of the Plan.

1.30       Confirmation Order. The order entered by the Bankruptcy Court confirming the Plan.

1.31       Creditor. A person or entity holding a Claim; a Claimant.

1.32       Croesus. Croesus Corporation, a Delaware corporation.

1.33       Croesus Secured Claim. The secured claim held by Croesus arising out of the DIP Loan.

1.34       Debtor. 360 Global Wine Company, Inc., a Nevada corporation.

1.35       DIP Loan. The post-petition financing extended by Croesus to the Debtor and approved by the Bankruptcy Court by the DIP Order.

1.36       DIP Order. The Final Order Authorizing Post-Petition Financing on a Secured and Super Priority Basis entered by the Bankruptcy Court on June 7, 2007, as Docket No. 358 in the Case.

1.37       Disclosure Statement. This Disclosure Statement prepared by Global as required by § 1125 of the Bankruptcy Code.

1.38       Disputed Claim. A Claim as to which an objection has been timely filed with the Bankruptcy Court, and which objection has not been withdrawn on or before any date fixed for filing such objections by this Plan or by order of the Bankruptcy Court and has not been overruled or denied by a final order.

1.39       Distribution. Any distribution by Global, the Global Trustee or Reorganized Global, to any Class, Claimant or Creditor.

1.40       Effective Date. The first Business Day that is at least eleven (11) days after the Confirmation Date and on which no stay of the Confirmation Order is in effect.

1.41       Equity Security Interest. An “equity security” as defined in § 101(16) of the Bankruptcy Code, including any and all shares, warrants, options, or similar security.

1.42       Estate. The estate created for Global in the Case pursuant to § 541 of the Bankruptcy Code.

1.43       Estate Claim. A Claim belonging to the Estate.

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1.44       General Unsecured Claims. An Allowed Claim against Global that is not secured by a charge against, or an interest in, any of Global’s assets, including an Allowed Claim arising under § 502(g) of the Bankruptcy Code, but that is not an Administrative Claim, a Priority Claim, or a Priority Tax Claim.

1.45       Global. 360 Global Wine Company, Inc., a Nevada Corporation, which is the Debtor in this Case.

1.46       Global Case. Global’s chapter 11 bankruptcy case, designated as case no. 07-50205-GWZ.

1.47       Global Trust. The Liquidating Trust of the Global Estate which will be created on the Effective Date for the benefit of Creditors of the Estate.

1.48       Gryphon. Gryphon Master Fund, L.P.

1.49       Gryphon Secured Claim. Pursuant to the Settlement Agreement, Gryphon’s Secured Claim against the Texas Real Property was limited to $750,000.

1.50       Laurus. Laurus Master Fund, Ltd.

1.51       Laurus Secured Claim. The Secured Claim of Laurus.

1.52       New Common Stock. The common stock of Reorganized Global issued on or after the Effective Date.

1.53       Petition Date. March 7, 2007, the date on which the Debtor filed its voluntary Chapter 11 petition commencing this Case.

1.54       Plan. This Plan of Reorganization proposed by Global.

1.55       Post-Confirmation Status Report. The status report to be filed by Reorganized Global within 120 days of the Confirmation Date, and each 120 days thereafter.

1.56       Post-Effective Date Notice Parties. Any parties who have requested special notice post-Effective Date.

1.57       Priority Claim. A claim entitled to priority under § 507(a) of the Bankruptcy Code, other than a Priority Tax Claim.

1.58       Priority Tax Claim. A Claim entitled to priority under § 507(a)(8) of the Bankruptcy Code.

1.59       Professional Fee Applications. Applications filed pursuant to §§ 330, 331, or 503(b)(4) for allowance of Administrative Claims relating to the compensation and reimbursement of expenses of professionals employed pursuant to an order of the Bankruptcy Court under §§ 327 or 1103 of the Bankruptcy Code for service performed and expenses incurred prior to the Effective Date, with respect to the Global Estate.

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1.60       Reorganized Global. Global, following the occurrence of the Effective Date of this Plan.

1.61       Reserve Account. An account created pending the resolution of a Disputed Claim, containing a sufficient amount to satisfy such Disputed Claim in a manner consistent with that Claim’s treatment under this Plan should it ultimately become an Allowed Claim.

1.62       Secured Claim. A Claim that is secured by a lien against any assets of the Estate to the extent of the value of any interest in such assets of the Estate securing such Claim, or to the extent of the amount of such Claim subject to setoff in accordance with § 553 of the Bankruptcy Code, in either case determined pursuant to § 506(a) of the Bankruptcy Code.

1.63       Settlement Agreement The settlement agreement among the Debtor, Viansa, Gryphon, Croesus and Laurus approved by order of the Bankruptcy Court entered on November 6, 2007 as Docket No. 547.

1.64       Texas Property. That certain real property owned by Global, known as Cold Springs Granite Quarry located in the City of Granite Shoals, Burnet County, Texas.

1.65       Texas Property Sale Proceeds. The net proceeds (following costs of sale, including, but not limited to, commissions, taxes, and expenses of escrow) from the sale of the Texas Property.

1.66       Viansa. 360 Viansa, LLC, a Nevada Limited Liability Company, formerly owned by Global and which was the subject of its own chapter 11 case filed concurrently with this Case.

1.67       Viansa Case. Viansa’s chapter 11 bankruptcy case, designated as case no. 07-50206-GWZ, confirmed by order of the Bankruptcy Court entered on December 21, 2007.

1.68          Viansa Trust. The Liquidating Trust of the Viansa estate, which was created on the Effective Date of Viansa’s Plan for the benefit of Creditors of Viansa.

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B. Exhibits.

All Exhibits to this Plan are incorporated into and are a part of this Plan and Disclosure Statement as if set forth in full herein.

III.            GLOBAL’S BACKGROUND AND OPERATING HISTORY

The Debtor was incorporated in the State of Nevada on October 8, 2002. On August 1, 2003, the Debtor completed a reverse acquisition of Tech-Net Communications, Inc., a Nevada corporation that was incorporated on May 15, 2000. Following the reverse acquisition, the Debtor changed the name of Tech-Net Communications, Inc. to “Knightsbridge Fine Wines, Inc.” Effective February 15, 2005, the Debtor changed its name from Knightsbridge Fine Wines, Inc. to “360 Global Wine Company.” Global is a public company whose stock trades under the symbol “TSIXQ”.

Global’s Operating History prior to the Petition Date is described in the Omnibus Statement of Facts in Support of First Day Motions filed on March 9, 2007, a copy of which is attached hereto as Exhibit “1.” As discussed in more detail therein, Global and its operating subsidiary, Viansa, experienced a significant financial crisis derived, in part, from their dispute with Kirkland Knightsbridge, LLC (“KKLLC”), with whom Global entered into a joint venture in 2004. KKLLC filed for bankruptcy protection in September of 2006, at which time KKLLC was in possession of substantial inventory of Viansa. Without access to this inventory, Viansa was unable to ship the wines to its wine club members. As a result, its revenues declined precipitously and Viansa was unable to service its debt with Laurus. Shortly prior to the Petition Date, Laurus sent a notice of default to Viansa and Global and called its loan due. Viansa and Global commenced their bankruptcy cases in order to protect the value of their assets.

IV. GLOBAL’S BANKRUPTCY CASE

On March 7, 2007 (the “Petition Date”), Global and Viansa each filed a voluntary petition for relief with the Bankruptcy Court under the Bankruptcy Code. On March 23, 2007, this Court issued an Order granting joint administration of the two cases.

Shortly after the Petition Date, KKLLC filed its motion to transfer venue of the cases to Northern District of California, Santa Rosa Division. The Debtors, as well as numerous creditors, opposed the motion, which was eventually denied by this Court.

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The Committee was appointed in both of the cases on April 23, 2007.

On June 27, 2007 the Bankruptcy Court entered the Laurus Cash Collateral Order and the DIP Order, and on July 27, 2007 the Bankruptcy Court entered the Gryphon Cash Collateral Order. Pursuant to these orders, the Debtors continued to operate pursuant to terms approved by Croesus, Laurus, Gryphon, and the Bankruptcy Court until confirmation of Viansa’s Plan of Reorganization.

The Debtors sought and obtained Bankruptcy Court approval of a settlement with KKLLC, which was approved by order entered on August 16, 2007. Pursuant to the settlement, all litigation (including appeals) between the Debtors and KKLLC has been dismissed. In addition, Viansa obtained a turnover of its wine inventory (and related items) which was maintained in KKLLC’s possession to the exclusion of Viansa. KKLLC was allowed General Unsecured Claims in this Case totaling $10 million as part of the settlement.

The Debtors engaged Gordian Financial Services to assist with marketing Viansa’s business; and Global employed Capital City Sotheby’s International Realty to assist with the marketing of the Texas Property.

The Committee engaged BBK, Ltd. as its financial advisor in connection with the two bankruptcy cases.

The Debtor retained The Hall Group as its auditor by Order entered June 6, 2007 and retained Sichenzia Ross Friedman Ference LLP as its special SEC counsel by Order entered October 15, 2007.

By Bankruptcy Court Order entered on March 25, 2008, the Debtor sold the Texas Property to the City of Granite Shoals and the Christ Redeemer Fellowship for the aggregate sale price of $3,200,000.

On March 27, 2008, the Bankruptcy Court entered its Order Granting the Motion of the Official Committee of Unsecured Creditors for Authority to Pursue Claims on Behalf of the Debtor’s Estate, whereby the Committee was authorized to pursue claims and causes of action of the Debtor against its officers, directors and shareholders.

By Bankruptcy Court order entered on July 30, 2008, the Bankruptcy Court approved a settlement with certain Creditors whereby their Claims against the Debtor, including any possible Administrative Claims, were resolved by the allowance of a total of $375,000 in General Unsecured Claims in favor of those Creditors.

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3.               V. SUMMARY OF ASSETS AND LIABILITIES

Global’s primary asset consisted of the Texas Property, which was sold pursuant to Bankruptcy Court Order on March 25, 2008 for $3,200,000.00. The proceeds of sale were primarily used to pay costs of sale, Secured Claims including the Gryphon Secured Claim, as well as to fund the Carve Out. A detailed description of Global’s assets as of the Petition Date is set forth in Global’s Amended Schedules filed on May 11, 2007.

Claims asserted against Global are listed in Exhibit “2” attached hereto, which exhibit lists all Claims scheduled by Global in its bankruptcy schedules and all Claims filed with the Bankruptcy Court. Pursuant to Rule 3003(c)(2) of the Federal Rules of Bankruptcy Procedure, those Creditors whose Claims were scheduled as disputed, contingent or unliquidated and who did not timely file a proof of Claim shall not be treated as Creditors for purposes of voting or distribution under this Plan. All such Creditors are listed on Exhibit “2” as having a Claim in a zero amount. All of Global’s Secured Claims of Croesus, Laurus and Gryphon have been satisfied by the sale of the Texas Property or by the confirmation of Viansa’s plan of reorganization. As a result of the sale of the Texas Property for less than the liens against it, Gryphon claims an unsecured deficiency Claim of approximately $5.9 million. General Unsecured Claims aggregate approximately $20 million. There are filed priority Tax Claims (which the Debtor disputes) totaling approximately $210,000. The total pre-petition Claims asserted are approximately as follows:

Secured claims	$ 0.00
Unsecured claims	$20,000,000.00
Priority claims	$ 210,000.00
TOTAL	$20,210.000.00

In addition, Global has incurred amounts due to professionals hired in the Case as set forth in Section VII.B.1. herein.

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VI. SUMMARY OF PLAN AND TREATMENT OF CLAIMS

This is a reorganization Plan. The Reorganized Debtor will continue with its operations after Confirmation as a publicly-held company engaged in the business of strategic business acquisitions. The Carve-Out will be used to pay the CEO/CRO Administrative Claim and Allowed Professional Fees on a pro rata basis, with the balance of these Claims to be paid from the recovery of the Assigned Litigation, which will be pursuant by the Global Trust. In addition, these Claimants will share in a pro rata distribution of 3,750,000 shares of the New Common Stock. Priority Tax Claims (if any) will either be paid in Cash on Confirmation or will receive deferred cash payments over a five (5) year period from the Petition Date. Class 4 General Unsecured Creditors will receive for pro rata distribution 1,000,000 shares of New Common Stock and the Class 5 General Unsecured Creditor will receive 50,000 shares of New Common Stock. Class 6 equity security holders will receive 100,000 shares of New Common Stock for pro rata distribution.

VII. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.             General Overview.

As required by the Bankruptcy Code, this Plan classifies Claims and interests in various Classes according to their right to priority. This Plan states whether each Class is either impaired or unimpaired, and proposes the treatment that each Class will receive.

B.             Unclassified Claims.

Certain types of Claims are not placed into voting Classes; instead they remain unclassified. These Claims are not considered impaired and are therefore not entitled to vote on this Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code. As such, Global has not placed the following Claims in a Class:

1.                 Administrative Claims.

Administrative Claims are claims for costs or expenses of administering the Case that are allowed under Bankruptcy Code § 507(a)(2). The Bankruptcy Code requires that all Administrative Claims be paid on the Effective Date unless a particular holder of an Administrative Claim agrees to a different treatment. Unpaid Administrative Claims include the CEO/CRO Administrative Claim, estimated to be approximately $550,000 at Confirmation.

U.S. Trustee fees, to the extent not previously paid, will be paid in full on the Effective Date, or at such later date as such fees may become due and payable. Global estimates that the total Allowed Professional Fees will be in the range of $850,000 to $910,000.

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All Allowed Professional Fees and the CEO/CRO Administrative Claim will receive an initial distribution on a pro rata basis from the Carve-Out on the later of the (a) Effective Date; and (b) date of entry of the order allowing the professional fees and costs.

Professionals employed by Order of the Court and the estimated amounts of their fees as of Confirmation1 are as follows:

Name of Professional	Estimated Fees and Costs
Levene, Neale, Bender, Rankin & Brill L.L.P. (“LNBRB”), Global’s general bankruptcy counsel	$ 450,000.00
Lewis & Roca LLP (formerly Beckley Singleton, Chtd.), Global’s local bankruptcy counsel	$10,000.00 for Lewis & Roca LLP $ 30,648.57 for Beckley, Singleton, Chtd.
Gordian Group, LLC , Global’s investment bankers.	$39,406.44
Sichenzia Ross Friedman Ference LLP, Global’s SEC counsel.	$65,000.00
The Hall Group, Global’s auditors.	$160,000.00
Winston & Strawn, LLP, Committee’s general counsel.	$60,000.00
McDonald Carano Wilson LLP, Committee’s local counsel.	$32,000.00
BBK, Ltd. (“BBK”), the Committee’s financial advisors	$ 20,555.77

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In addition to a pro rata distribution of the Carve-Out, a pro rata distribution of 3,750,000 shares of New Common Stock will be made to professionals and the CEO/CRO based upon the total amount of the CEO/CRO Administrative Claim and the Allowed Professional Fees. The unpaid balance of such fees after distribution of the Carve-Out shall be paid on a pro rata basis from the proceeds of the Assigned Litigation.

Requirement of Court Approval of Fees: The Court must rule on all fees of professionals listed above before such fees will become Allowed Administrative Claims. For all fees except Clerk’s Office fees and U.S. Trustee fees, the professional in question must file and serve a properly noticed fee application, and the Court must rule on the application. Only Allowed Professional Fees will be eligible to be paid under this Plan.

2.     Priority Tax Claims.

The Bankruptcy Code requires that each holder of a Priority Tax Claim receive the present value of such Claim in deferred Cash payments. Except as otherwise allowed by the Bankruptcy Court, holders of Priority Tax Claims shall not be entitled to receive any penalties with respect to or arising in connection with such Claims and such penalties shall be treated as General Unsecured Claims.

Global believes that the Priority Tax Claims will not exceed the sum of $5,000.00. Priority Tax Claims filed by the IRS and the California Franchise Tax Board were filed as estimated Claims since the Debtor had not filed its Federal or State tax returns by the Petition Date. The Debtor has filed its Federal and State income tax returns, which show no income taxes owing to either the IRS or the Franchise Tax Board.

At the option of Reorganized Global, Allowed Priority Tax Claims shall be paid either (1) in cash on the Effective Date; or (2) deferred cash payments, in equal quarterly installments, over the period ending five (5) years from the Petition Date, with interest to accrue at the federal interest rate as set forth in 26 U.S.C. § 6621(a)(2), which is 5% per annum as of September 30, 2008 (or such other interest rate as agreed to by Global and the holder of such Allowed Priority Tax Claim, or such rate as determined by the Bankruptcy Court to be appropriate, if such a determination is requested by the holder of such Allowed Priority Tax Claim no later than the date upon which objections to Confirmation of this Plan are due). At the option of Reorganized Global, such deferred payments may be prepaid, in whole or in part.

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C.               Classified Claims and Interests.

1.       Class 1 consists of the Allowed Claims of holders of statutory liens, other than Priority Tax Claims, but including Secured Claims for real or personal property taxes. Global believes that there are no such Claims since all of its tangible assets have been liquidated.

2.       Class 2 consists of the Laurus Secured Claim. Upon the closing of the Texas Real Property sale, Laurus’ Secured Claim was paid in full from the proceeds of the sale in accordance with the Settlement Agreement. Class 2 is therefore not impaired under this Plan.

3.       Class 3 consists of the Gryphon Secured Claim. Upon the closing of the Texas Real Property sale, the Gryphon Secured Claim was paid in full from the proceeds of sale in accordance with the Settlement Agreement. Class 3 is therefore not impaired under this Plan.

4. Class 4 consists of all General Unsecured Claims, except for the Class 5 Claim of KKLLC. Global estimates that such General Unsecured Claims total approximately $15 million. Class 4 shall receive for pro rata distribution 1,000,000 shares of New Common Stock. In addition, Class 4 shall receive for pro rata distribution any net recovery obtained from the Assigned Litigation after payment of unpaid Administrative Claims and unpaid Priority Tax Claims. Class 4 is impaired under this Plan.

5. Class 5 consists of the KKLLC Subordinated Claim in the sum of $5 million. Class 5 shall receive 50,000 shares of New Common Stock in full satisfaction of the Class 5 Claim. Class 5 is impaired under this Plan.

6. Class 6 consists of Equity Security Interests in Global. The existing common stock of Global shall be canceled and Class 6 shall receive for pro rata distribution 100,000 shares of New Common Stock. The record date for stock ownership for such distribution shall be December 1, 2008. Class 6 is impaired under this Plan.

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VIII. MEANS OF IMPLEMENTATION OF PLAN

A.              Funding for the Plan.

The Plan will be funded from the Carve-Out, the pursuit of the Assigned Litigation and the issuance to Creditors and Equity Security interest holders of New Common Stock.

B.              Composition of Reorganized Global and Post-Confirmation Management.

Reorganized Global will continue to be a publicly-held Nevada corporation in good standing with the Secretary of State. A. John A. Bryan, Jr. shall continue as Chief Executive Officer of Reorganized Global after the Effective Date. Mr. Bryan shall receive a salary of $150,000 per annum, which salary may accrue, but not be converted to securities of the Reorganized Debtor. Any accrued salary shall only be paid to Mr. Bryan upon a liquidity event for the Reorganized Debtor. The board of directors of the Reorganized Debtor shall consist of Anthony Bryan and Michael Jeub. In addition, the Global Trust will be created for the benefit of Administrative, Priority Tax Claimants, and the General Unsecured Creditors in Class 4 and will be funded initially by the delivery to the Global Trust of 100,000 shares of New Common Stock.

1. Creation of the Trust.

On the Effective Date, Global shall create the Global Trust for the benefit of holders of Administrative Claims, Priority Tax Claims and Class 4 Allowed Claims pursuant to the Plan, and the Liquidating Trust Agreement shall be executed by the parties to the Liquidating Trust Agreement. The Global Trust will be funded initially by the delivery to the Global Trust of 100,000 shares of New Common Stock. The Global Trust shall be a creditors’ liquidating trust for all purposes, including Treasury Regulations Section 301.7701-4(d). The Global Trust will be organized for the purpose of collecting and distributing to Creditors the Assigned Litigation of Global and its Estate with no objective to continue or engage in the conduct of a trade or business. As more fully set forth below, and except as set forth below, on the Effective Date, Global and/or the Committee shall be deemed to have transferred all of Global’s rights to prosecute the Assigned Litigation to the Global Trust to collect and prosecute for the benefit of Creditors of Global. The Global Trust shall receive, liquidate and distribute the New Common Stock received by it and the recoveries on the claims, rights and causes of action of Global and its Estate in accordance with the Plan and the Liquidating Trust Agreement as promptly as is reasonably practicable, in an expeditious but orderly manner. The Global Trust is not a successor of Global for purposes of incurring its liabilities. To the extent there are any inconsistencies between the Plan and the Global Trust, the terms of the Plan shall prevail.

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2. Appointment of the Liquidating Trustee.

The Liquidating Trustee (the “Global Trustee”) of the Trust shall be Laurens Nuyens. Mr. Nuyens has a Masters in General Management (M.B.A. program) from Vlerick Leuven Ghent Management School in Ghent, Belgium and a Bachelors Degree in Economics and Business from Kalamazoo College. He has worked for Makro Belgium, a multinational Corporation, and, as an independent contractor for The Watley Group, was a consultant to the CEO of Viansa. Mr. Bryan is the managing member of The Watley Group and is Mr. Nuyen’s brother-in-law. The Global Trustee shall administer the Liquidating Trust pursuant to the Plan and the Liquidating Trust Agreement, and in accordance with guidelines set forth by the Ninth Circuit Bankruptcy Appellate Panel in In Re Consolidated Pioneer Mortgage Entities, 248 B.R. 368 (9th Cir. B.A.P. 2000). The Global Trustee shall act in accordance with the Plan and the Liquidating Trust Agreement. The Global Trustee shall perform all of the obligations of the Global Trustee under the Plan and the Liquidating Trust Agreement. The Global Trustee shall serve for the duration of the Global Trust, subject to earlier death, resignation, incapacity or removal as provided in the Liquidating Trust Agreement. The Global Trustee shall serve without any bond. The Global Trustee shall receive as compensation three percent (3%) of the funds recovered by the Global Trust. The Global Trustee shall act in accordance with the Plan and the Liquidating Trust Agreement.

3. Transfer of Claims, Rights and Causes of Action to the Global Trust.

On the Effective Date, all Assigned Litigation and the right to assert objections to claims, including rights of offset, as set forth in this Plan, shall be transferred to, and vested in, the Global Trust free and clear of all liens, claims, encumbrances and other interests. All property, claims, rights, and causes of action received or held by the Global Trust shall be held in trust for the benefit of holders of Administrative Claims, Priority Tax Claims and Class 4 Allowed Claims, subject to the provisions of the Plan and the Liquidating Trust Agreement. Reorganized Global shall retain no interest in such property, claims, rights, and causes of action transferred to the Global Trust. In addition, 5 million shares of New Common Stock will be irrevocably transferred and conveyed by Reorganized Global to the Global Trust for distribution pursuant to the terms of this Plan. As soon as practical after receipt of the New Common Stock, the Global Trust shall use its best efforts to distribute the New Common Stock to Class 4 and Class 5 Claimants and Class 6 Equity Security Interests.

4. Sale or Other Disposition of Property.

After the Effective Date, the Global Trust may use, acquire, sell or otherwise dispose of the property it acquires in accordance with the Plan and the Liquidating Trust Agreement without supervision of, or approval by, the Bankruptcy Court or the United States Trustee and free of any restrictions in the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or Local Bankruptcy Rules (the “Bankruptcy Rules”), provided, however, that the Global Trust shall not have the right to liquidate New Common Stock designated for holders of Allowed Claims in the Case.

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5. Investigation and Prosecution of Claims.

The Global Trust shall investigate all Assigned Litigation and determine which, if any, should be prosecuted in its sole discretion in accordance with the Plan and the Liquidating Trust Agreement. All claims, rights and causes of action encompassed in the Assigned Litigation are preserved by the Plan, and the Global Trust shall have full power and authority to settle, adjust, retain, enforce or abandon any claim, right or cause of action as the representative of the Global Estate under section 1123(b) of the Bankruptcy Code or otherwise in accordance with the Plan and the Liquidating Trust Agreement without supervision of, or approval by, the Bankruptcy Court or the United States Trustee and free of any restriction of the Bankruptcy Code or the Bankruptcy Rules, except that the compromise of any single claim, right or cause of action that is $100,000 or more shall, until the Case is closed, be subject to the approval of the Bankruptcy Court after notice and opportunity for hearing have been provided to the entities that have requested special notice.

6. Bankruptcy Powers.

As to the Assigned Litigation, the Global Trust shall have all of the rights, claims, powers, objections, counterclaims, defenses, setoffs and actions of Global and its Estate under sections 363, 365 and 501 to 558, inclusive, of the Bankruptcy Code. (All other such rights shall be retained by Reorganized Global.) After the Effective Date, all claims, rights and causes of action of Global and its Estate shall be filed and prosecuted in the name of the Global Trust.

7. Employment of Employees and Professionals.

On and after the Effective Date, the Global Trust shall employ and compensate such employees and professionals, including, without limitation, any professionals employed by the Estate, agents and representatives, including disbursing agents, as the Global Trust determines is necessary or appropriate to implement all of the provisions of the Plan and the Liquidating Trust Agreement without any supervision of, or approval by, the Bankruptcy Court or the United States Trustee. The Global Trust shall be allowed to compensate the fees and costs of its professionals without the requirement to file fee applications and seek approval of the Bankruptcy Court. The Bankruptcy Court will retain jurisdiction to resolve any fee disputes between the Global Trust and its professionals.

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8. Creation of Reserves, Investment of Cash, and Distribution of Cash.

After the Effective Date, the Global Trust shall: (i) pay or provide for all expenses of the Global Trust from property in the Global Trust, (ii) establish and maintain a reserve for expenses of the Trust, (iii) establish and maintain a reserve for disputed Claims, (iv) establish and maintain a reserve for unclaimed distributions, (v) establish any other reserves or accounts it deems necessary or appropriate, and (vi) make distributions of Cash to the holders of Allowed Claims from the Global Trust in accordance with the Plan and the Liquidating Trust Agreement. The procedures that govern the reserves and distributions by the Global Trust are set forth in the Liquidating Trust Agreement. All cash held by the Global Trust shall be invested only in investments permitted under the Liquidating Trust Agreement.

9. Non-transferability of Trust Interests.

The interests of the holders of Allowed Administrative Claims, Allowed Priority Tax Claims and Allowed Claims in the Global Trust will not be evidenced by any certificate or other instrument or document. The interests in the Global Trust are non-transferable and non-assignable other than to successors in interest, or by will, the laws of descent and distribution, or by operation of law.

10. No Action Against Global or the Global Trust Without Bankruptcy Court Approval.

On and after the Effective Date, no action or proceeding may be commenced or continued by any entity holding a pre-Confirmation Claim, other than the Global Trust, in any court or other tribunal, other than the Bankruptcy Court, against Global, Reorganized Global, the Global Trust, the Global Trustee, or any of their officers, employees, professionals, agents or representatives, without the prior approval of the Bankruptcy Court pursuant to a final order. On and after the Effective Date, no act to collect or recover from, or offset against, or to create, perfect or enforce any right, claim, interest or remedy by any entity, other than the Global Trust, against Global, Reorganized Global, the Global Trust, the Global Trustee or any of their officers, employees, professionals, agents or representatives on account of a pre-Confirmation Claim, may be taken without the prior approval of the Bankruptcy Court in a final order. This provision of the Plan does not require that a defendant in a proceeding filed by the Global Trust obtain the approval of the Bankruptcy Court to assert any defense or setoff in such proceeding.

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11. Termination of the Global Trust.

The Global Trust shall be irrevocable. The Global Trust shall terminate when the Global Trustee has performed all of his duties under the Plan and the Global Trust Agreement, including the liquidation of all of the property, claims, rights and causes of action of Global and its Estate, which date shall not be more than five (5) years from and after the Effective Date; provided, however, that, if in the reasonable determination of the Global Trustee, in light of existing facts and circumstances, the liquidation of the property, claims, rights and causes of action in the Global Trust and the distribution of all Cash will not be completed within that time, then, not more than ninety (90) days prior to that date, the Global Trustee may amend the Liquidating Trust Agreement to provide that the Global Trust shall extend for an additional period of up to one (1) year. Prior to the expiration of such one (1) year period, the Global Trustee may seek and, for cause shown, obtain an order from the Bankruptcy Court extending the Global Trust for any additional time the Bankruptcy Court deems necessary or appropriate, after notice and opportunity for hearing have been provided to the entities that have requested special notice.

12. Reports By the Global Trust.

The fiscal year of the Global Trust shall end on December 31 of each year. In accordance with the Plan and the Liquidating Trust Agreement, in conjunction with any interim or final distributions, but in any event, at least once a year, the Global Trust shall serve the following unaudited annual financial statements prepared in accordance with generally accepted accounting principles and the following unaudited written reports and accounts on the those entities that have requested special notice: (a) financial statements showing the assets and liabilities of the Global Trust, including the expense reserve, the reserve for unclaimed distributions and the reserve for disputed claims at the end of the period, (b) financial statements showing the receipts and disbursements of the Global Trust during the period, (c) a brief written report from the Global Trust about the disposition of any remaining property, claims, rights and causes of action of the Global Trust and distributions remaining, (d) a written report showing the number and amount of trust interests, disputed administrative expenses and disputed claims and changes during the period, and (e) any other written reports the Global Trustee elects to include. Until the Case is closed through the entry of a final decree by the Bankruptcy Court, a copy of the financial statements and reports shall be filed with the Bankruptcy Court and served on the United States Trustee. The Global Trust shall serve the United States Trustee with any and all documents that it files with the Bankruptcy Court after the Effective Date. In addition, the Global Trust is responsible for the timely payment of fees incurred pursuant to 28 U.S.C. § 1930(a)(6); and in calculating such fees, the Global Trust shall file with the Bankruptcy Court and serve on the United States Trustee a quarterly Post Confirmation Status Report regarding all income and disbursements, including all plan payments, for each quarter (or portion thereof) the bankruptcy case remains open. The Global Trust shall prepare and distribute any other reports or other information that may be required by the Bankruptcy Court or the Bankruptcy Rules or that the Global Trustee determines are necessary or appropriate.

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13. No Recourse Against the Global Trustee.

No recourse shall ever be had, directly or indirectly, against the Global Trustee or any of the officers, employees, professionals, agents or representatives of the Global Trust, whether by legal, equitable or other proceedings, by virtue of any law, statute, regulation or otherwise, or by virtue of any indebtedness of Global, its Estate or the Global Trust, it being expressly understood and agreed that all liabilities of the Global Trust shall be enforceable only against and be satisfied only out of the property, claims, rights and causes of action in the Global Trust or shall be evidence only of a right to payment out of such assets in the Global Trust, as the case may be.

C.              Disbursing Agent.

LNBRB, counsel for the Debtor, will act as the disbursing agent for the purpose of making the initial pro rata distribution of the Carve-Out to professionals and the CEO/CRO. The Global Trust will act as the disbursing agent for the purpose of making all of the other Distributions provided for under this Plan, including the distribution of New Common Stock to Class 4, Class 5 and Class 6 Claimants and Equity Security Interests.

D. Authorization to Take Required Actions.

Global’s corporate officers and agents are authorized to take any and all action necessary or appropriate to effectuate the terms of this Plan, and to consummate the transactions contemplated hereunder.

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IX. BUSINESS PLAN FOR REORGANIZED GLOBAL

Reorganized Global’s business plan is made up of two activities:

First, undertaking the administrative, accounting, SEC related, and all other work necessary to prepare and file updated financial statements and annual and quarterly reports with the SEC and any other governmental organizations, in order to re-establish Reorganized Global as a fully reporting public company and re-list its common stock on a nationally recognized stock exchange or market quotation system. In order to accomplish this goal, Reorganized Global’s plan is to complete the following SEC filings (among other filings and reports), which Reorganized Global will utilize best efforts to complete within 12 months from the Effective Date of the Plan:

10Q for the 4th quarter of 2007

10K annual report and audit for the year ended December 31st 2007

10Q for the 1st quarter of 2008

10Q for the 2nd quarter of 2008

10Q for the 3rd quarter of 2008 (not yet due)

10K annual report and audit for the year ended December 31st 2008 (not yet due)

The second activity is to conduct the search, perform the necessary analysis, negotiate a price and structure, plan the financing, and raise the necessary capital to acquire an operating business or effect a merger or acquisition, or capital stock exchange, asset acquisition, or other similar business combination with an operating business. The business going forward shall not be inconsistent with the business prior to filing for Chapter 11. However, Reorganized Global will not be limited to a particular industry. Nevertheless, management of Global has initially focused on the wine, communications, Global Positioning Systems, and related industries. To date, their efforts have been limited to exploring financing and acquisition opportunities with the intent to maximize the value of the business for Global’s Creditors. Global’s efforts in identifying a prospective target business have been ongoing since January 2008. Global has examined over 100 business opportunities including a wide range of detailed discussions with financing and management partners. Examples of acquisitions currently under examination are:

·       A technology based public company with a market cap of approximately $150 million

·       Acquisition of $20,000,000 of assets from a Chapter 7 liquidation case generating $6,000,000 of income.

·       Acquisition of a $150,000,000 wine business in partnership with a major wine group that would benefit from Global’s operating losses

·       Acquisition of 50% of a technology based company specializing in music and film

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·       Reverse merger opportunities: i.e., establishment of an investment fund in which Reorganized Global would be the general partner and limited partners would fund acquisitions; Reorganized Global would receive 85% of the income of the partnership and the limited partners would receive 85% of the capital gains, thus maximizing the assets of Reorganized Global for Creditors

Global has received an informal offer to purchase the Global shell for $20,000. However, Debtor’s management believes that the potential value to be received by Creditors from Reorganized Global’s stock under this Plan is considerably higher. The following is a chart of the types of transactions and potential value Creditors might recover under optimal circumstances:

Sale of Global shell $ 20,000

Reverse merger  $ 350,000

Acquisition and continuation of Global business $1,000,000

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X. LIQUIDATION ANALYSIS

The Plan must provide that a nonconsenting impaired Claimant or interest holder of a consenting Class receive at least as much as would be available had the Debtor filed a Chapter 7 petition instead.

In a Chapter 7 case, the general rule is that the Debtor's assets are sold by a trustee. Unsecured creditors share in the proceeds of sale only after secured Creditors and administrative Claimants are paid.

A Creditor would recover from the assets of the bankruptcy Estate less under Chapter 7 than under Chapter 11 for at least two reasons. First, the recovery by Creditors in a liquidation would be less than the recovery proposed under the Plan because the Plan proposes to distribute 4,800,000 shares of the New Common Stock to Creditors. In a Chapter 7, there would be no stock to distribute since the Debtor would be liquidated and its stock would be worthless. Second, in a Chapter 7 case, a trustee is appointed and is entitled to compensation from the bankruptcy estate pursuant to Section 326(a) of the Bankruptcy Code (11 U.S.C. § 326(a)) in an amount no more than 25% of the first $5,000 of all moneys disbursed, 10% on any amount over $5,000 but no more than $50,000, 5% on any amount over $50,000 but no more than $1,000,000, and such reasonable compensation no more than 3% of moneys over $1,000,000. Pursuant to the terms of the Plan, the Global Trustee will receive a flat fee of three percent (3%) of any recovery. This fee will be less than a Chapter 7 trustee’s fee calculated pursuant to Section 326(a).

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XI. MANNER OF DISTRIBUTION OF ASSETS

A. Objections to Claims

1.               Authority to Object to, and to Compromise, Claims.

The Global Trust, or any other party in interest, will have the right to file objections to the allowance of any Claims filed on or prior to the Claims Objection Bar Date. The Global Trust’s right to object to the allowance of any Claims shall include the right to assert counterclaims and setoff rights. The Global Trust will have the authority, in the reasonable exercise of its business judgment, to settle or compromise any Claim following the Effective Date by submitting an appropriate stipulation to the Court with notice to the Post-Effective Date Notice Parties. So long as no objection and request for hearing on such stipulation is filed within ten (10) calendar days of such notice, the Global Trust shall be entitled to effectuate the settlement of the Claim.

2. Disallowance of Certain Scheduled Claims.

Pursuant to Rule 3003(c)(2) of the Federal Rules of Bankruptcy Procedure, those Creditors whose Claims were scheduled as disputed, contingent or unliquidated and who did not timely file a proof of Claim shall not be treated as Creditors for purposes of voting or distribution under this Plan. All such Creditors are listed on Exhibit “2” as having a Claim that is disputed and in a zero (0.00) amount. The Order confirming this Plan shall include a provision that all such Claims are disallowed and shall not receive a distribution under the Plan.

3. Estimation of Claims.

As provided by Section 502(c) of the Bankruptcy Code, the Bankruptcy Court may estimate any contingent, unliquidated, or disputed Claim for the limited purpose of determining the Claimant’s eligibility to participate in the Confirmation of this Plan. Such estimation will be of a temporary and limited nature, and will not in any way affect the ultimate disallowance or allowance of the Claim, or the ability of any party in interest to subsequently object to the allowance of such Claim.

4.	Retention of Jurisdiction to Determine Allowance of Claims Post-Effective Date.

The Court will retain jurisdiction over the Case to resolve any objections to Claims which are filed after the Effective Date or which are filed prior to the Effective Date but which are not resolved to final order prior to the Effective Date. The Confirmation Order shall not be res judicata, collateral estoppel, or other bar to Reorganized Global’s, the Global Trust’s or other party in interest’s, right to object to such Claims after the Effective Date.

B. Distribution Upon Resolution of Disputed Claims.

The Disbursing Agent or the Global Trust, however the case may be, will not make any Distribution to the holder of a Disputed Claim until such Disputed Claim becomes an Allowed Claim. Pending a resolution of the Disputed Claim, the Disbursing Agent or the Global Trust, however the case may be, will create a Reserve Account which will contain a proposed Distribution based on the treatment that the Disputed Claim would receive if it became an Allowed Claim.

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Within sixty (60) days after a Disputed Claim becomes an Allowed Claim, the Disbursing Agent or the Global Trust, however the case may be, will make the Distribution to the holder of such Allowed Claim from the Reserve Account in an amount equal to what the holder of such Allowed Claim would have received if the Claim had been allowed in such amount as of the Effective Date.

In the event that the Disputed Claim is disallowed, that portion of the Reserve Account which was designated for payment of the Disputed Claim will be distributed to Allowed Claims in accordance with the treatment set forth in this Plan.

C. Pursuit of Assigned Litigation and Other Actions.

Global or the Global Trust, however the case may be, shall have the right to pursue the Assigned Litigation, with the proceeds of such litigation to be vested in the Global Trust for the benefit of unpaid Administrative Claims, Priority Tax Claims and Class 4 Allowed Claims. Global or the Global Trust, however the case may be, shall have the authority, in the reasonable exercise of its business judgment, to settle or compromise any Assigned Litigation following the Effective Date by submitting a stipulation to the Court with notice to Post-Effective Date Notice Parties. So long as no objection and request for hearing on such stipulation is filed within ten days of the filing of such notice, the Global Trust shall be entitled to effectuate such settlement.

D. Exculpations and Releases.

To the maximum extent permitted by law, neither Global, the Global Trustee, the Global Estate, the Committee, Gryphon, nor any of their employees or the professionals employed or retained by any of them, whether or not by Bankruptcy Court order (each, a "Released Person"), shall have or incur liability to any person or entity for an act taken or omission made in good faith after the Petition Date in connection with or related to the formulation of the Plan, the Disclosure Statement, or a contract, instrument, release, or other agreement or document created in connection therewith, the solicitation of acceptances for or confirmation of the Plan, or the consummation and implementation of the Plan and the transactions contemplated therein. Each Released Person shall in all respects be entitled to reasonably rely on the advice of counsel with respect to its duties and responsibilities under the Plan.

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Global, the Committee, the Global Estate and all professionals employed by the Global Estate will be deemed to be forever released, waived and discharged of all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with, or related to, Global, the Global Estate, and this Plan whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforseen, then existing or thereafter a rising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to Global, the Global Estate, the Committee or this Plan. Notwithstanding anything contained herein, the foregoing release shall not apply to any officers or directors of Global, except for A. John A. Bryan, Jr., shall not apply to any actions found to have been taken in bad faith or not in conformance with the Bankruptcy Code, and shall not apply to actions taken outside of the purview of the Committee’s official duties.

1. Release of Claims Against Gryphon.

In settlement negotiations with respect to the Debtor’s Objection to the Gryphon Claim (the “Debtor’s Objection”) and Gryphon’s joinder to the Committee’s objection to the Plan (the “Gryphon Joinder”), Gryphon requested that the Debtor provide Gryphon a general release of any and all Claims which the Debtor’s Estate may hold against Gryphon. Although the Debtor’s investigation did not reveal any Estate Claims against Gryphon, other than those already asserted in the Debtor’s Objection, the Debtor advised Gryphon that in light of the fact that this Case is being administered for the benefit of Creditors, Gryphon should seek the approval of the Committee regarding a release of any and all Claims which the Debtor’s Estate may hold against Gryphon.

On or about December 10, 2008, the Committee advised the Debtor that the Committee believed it would be appropriate for the Estate to provide the requested release to Gryphon in connection with the Plan. Based on the Committee’s recommendation, and because this Case is being administered for the benefit of Creditors, the Debtor has agreed to do so. In light of the foregoing, the entry of the Confirmation Order shall have the effect of releasing Gryphon of any and all Claims of the Estate.

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E. Injunctions.

The Confirmation Order shall enjoin the prosecution, whether directly, derivatively or otherwise, of any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, liability or interest released, discharged or terminated pursuant to this Plan.

Except as provided in this Plan or the Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an interest or other right of an Equity Security Holder that is impaired pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions against Global, the Global Estate, the Committee, the Global Trust or their property on account of any such discharged claims, debts or liabilities or terminated interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to Global and (v) commencing or continuing any action in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan.

By accepting distribution pursuant to this Plan, each holder of an Allowed Claim receiving distributions pursuant to this Plan will be deemed to have specifically consented to the injunctions set forth in this Section.

XII. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

On the Effective Date, all executory contracts and unexpired leases that have not previously been rejected will be deemed rejected by Global. The Confirmation Order will also constitute an order of the Bankruptcy Court approving the rejection of all such executory contracts and unexpired leases.

Any claims for damages arising from the rejection of any executory contracts and unexpired leases shall be filed and served no later than the Administrative Claims Bar Date, and any objections to the allowance of such Claims shall be filed and served no later than the Claims Objection Deadline.

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XIII. RETENTION OF JURISDICTION

After the Confirmation of this Plan and occurrence of the Effective Date, in addition to jurisdiction which exists in any other court, the Bankruptcy Court will retain such jurisdiction as is legally permissible including for the following purposes:

A.              To resolve any and all disputes regarding the operation and interpretation of the Plan and the Confirmation Order;

B.              To determine the allowability, classification, or priority of Claims and Equity Security Interests upon objection by Global, the Global Trust, or any other party in interest with standing to bring such objection or proceeding;

C.              To determine the extent, validity and priority of any lien asserted against any Assets of the Global Estate, or any lien asserted against Global arising prior to the Effective Date;

D.              To construe and take any action to enforce this Plan, the Confirmation Order, and any other order of the Bankruptcy Court issued in this Case; to issue such orders as may be necessary for the implementation, execution, performance, and consummation of this Plan, the Confirmation Order, and all matters referred to in this Plan, the Confirmation Order; and to determine all matters that may be pending before the Bankruptcy Court in this Case on or before the Effective Date with respect to any person or entity related thereto;

E.              To resolve any dispute regarding the implementation, execution, performance, consummation, or interpretation of this Plan or the Confirmation Order;

F.               To determine, to the extent necessary, any and all Professional Fee Applications;

G.              To determine any and all Administrative Claims;

H.              To determine motions, filed before the Effective Date, for the rejection, assumption, or assignment of any executory contracts or unexpired leases not otherwise assumed or rejected under this Plan, as well as the allowance of any Claims resulting therefrom;

I.                To determine all applications, motions, adversary proceedings, contested matters, and any other litigated matters relating to this Case and instituted during the pendency of this Case, whether before, on, or after the Effective Date;

J.                To determine such other matters and for such other purposes as may be provided in the Confirmation Order.

K.              To modify this Plan under Section 1127 of the Bankruptcy Code in order to remedy any apparent defect or omission in this Plan or to reconcile any inconsistency in this Plan such as may be necessary to effectuate its expressed intent and purpose;

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L.              Except as otherwise provided in this Plan or the Confirmation Order, to issue injunctions or to take such other actions or make such other orders as may be necessary or appropriate to restrain interference with this Plan or the Confirmation Order, or to facilitate the execution or implementation by any person or entity of this Plan or the Confirmation Order;

M.            To issue such orders in aid of consummation of this Plan or the Confirmation Order, notwithstanding any otherwise applicable non-bankruptcy law, with respect to any person or entity, to the fullest extent authorized by the Bankruptcy Code or the Bankruptcy Rules; and

N.              To enter a final decree closing this Case.

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XIV.	CHANGES IN RATES SUBJECT TO REGULATORY COMMISSION APPROVAL

Global is not subject to governmental regulatory commission approval of its rates.

XV. MISCELLANEOUS ISSUES REGARDING PLAN DISTRIBUTIONS

A.               Unclaimed Property.

Any Distribution to be distributed to any Claimant under this Plan shall be forfeited to Reorganized Global unless claimed by the Claimant before the later of: (i) one (1) year after the Confirmation Date; or (ii) sixty (60) days after an order allowing that Claimant’s Claim becomes a final order.

B.             De Minimus Cash and Stock Distributions.

Notwithstanding anything to the contrary in this Plan, no Cash Distributions shall be made on account of any Allowed Claim if the Cash Distribution amount is less than $25.00. Holders of Allowed Claims who would otherwise be entitled to a Distribution in an amount of less than $25.00 shall receive no Distribution on account of such Allowed Claim because the value of such Allowed Claim would be de minimus and the administrative costs associated with processing and mailing the Distribution to the holder of such Allowed Claim would likely exceed the amount of the Distribution. No Distribution of less than 100 shares of New Common Stock shall be made to any holder of an Allowed Claim or a Class 6 interest, as such a Distribution would be de minimus.

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C. No Fractional Shares.

No fractional shares of New Common Stock shall be issued and all fractional shares shall be rounded down to the nearest whole share. Holders of Allowed Claims who would be entitled to fractional shares but for this provision shall receive no consideration therefore because such amount will be de minimus.

D. Final Distribution.

Upon resolution of all outstanding objections to disputed Claims, and the payment of all expenses and other obligations, the Global Trust shall cause the distribution of all remaining available assets of the Global Trust: (i) first, to each holder of an Allowed Administrative Claim, (ii) second, to each holder of an Allowed Tax Priority Claim; and (iii) third, to each holder of an Allowed Claim in Class 4 pro rata in the proration that each holder’s Allowed Class 4 Claim bears to the aggregate amount of all Class 4 Allowed Claims.

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XVI.	EXEMPTION FROM REGISTRATION, RESALE ISSUES AND RESTRICTIONS ON SALE

In reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and of state and local securities laws afforded by Section 1145 of the Bankruptcy Code, Reorganized Debtor’s new common stock to be issued pursuant to the Plan on and after the Effective Date need not be registered under the Securities Act or any state or local securities laws. The Reorganized Debtor’s common stock will not be subject to any statutory restrictions on transferability and may be resold by any holder without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in Section 1145(b) of the Code. Entities who believe they may be “underwriters” under the definition contained in Section 1145 of the Code are advised to consult their own counsel with respect to the availability of the exemption provided by Section 1145. The foregoing exemption provided for under Section 1145 applies to issuance of securities in connection with the Plan and the exemption shall not be effective as to future issuance of stock (other than pursuant to the Plan). Notwithstanding anything contained herein to the contrary, the 100,000 shares of New Common Stock to be issued to the Global Trust are not being issued pursuant of Section 1145. Rather, those shares are being issued pursuant to Section 4(2) of the Securities Act of 1933 and the resale of those securities will be governed by Rule 144 of the Securities Act of 1933.

ANY CREDITOR OR ADMINISTRATIVE EXPENSE CLAIMANT RECEIVING MORE THAN 3,000 SHARES OF THE REORGANIZED DEBTOR’S COMMON STOCK ISSUED PURSUANT TO THE PLAN SHALL BE LIMITED IN THE SALE OF SUCH STOCK TO NO MORE THAN 1,000 SHARES PER TRADING DAY UNLESS OTHERWISE AUTHORIZED IN WRITING BY THE TRUSTEE OF THE LIQUIDATING TRUST.

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XVII.	AMENDMENT TO CHARTER DOCUMENTS OF DEBTOR AND OTHER MATTERS

A. Cancellation of Outstanding Securities of the Debtor.

On the Effective Date, without shareholder approval, all outstanding instruments and securities representing Equity Security Interests and any rights to acquire Equity Security Interests in the Debtor shall be deemed canceled and of no further force or effect, without any further action on the part of the Court or any person. The holders of such canceled instruments, securities, and other documents shall have no rights arising from or relating to such instruments, securities or other documents or the cancellation thereof, except the rights provided pursuant to this Plan.

B. Amendments to Articles of Incorporation

On the Effective Date, the Board of Directors of Reorganized Global shall be authorized to amend the Articles of Incorporation and Bylaws to accomplish the following:

1. Authorize the issuance of fifty million shares of New Common Stock and ten million shares of Reorganized Global’s preferred stock. The Board of Directors shall determine in their discretion the rights, privileges and restrictions granted or imposed on such shares;

2. Effect a quasi-reorganization for accounting purposes;

3. Issue shares to carry out any transaction contemplated in the Plan without solicitation of or notice to shareholders;

4. Take all action necessary and appropriate to carry out the terms of the Plan including a name change for the Reorganized Debtor;

5. Amend the Reorganized Global’s Articles of Incorporation and/or Bylaws to provide the maximum indemnification or other protections to the Reorganized Debtor's officers, directors and agents and employees that is allowed under applicable law;

6. In accordance with Section 1123(a)(b) of the Code, include within its charter a provision prohibiting the issuance of nonvoting equity securities;

7. Institute an employee stock ownership plan (“ESOP”) with authority to place up to twenty percent (20%) of the Reorganized Debtor’s common stock into such plan.

8. Authorize a share repurchase program whereby Reorganized Global may purchase up to ten percent (10%) of its issued and outstanding shares in any one year period.

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C. Take Required Actions

Without shareholder approval, the Board of Directors of Reorganized Global shall be authorized to take any and all action necessary or appropriate to effectuate any amendments to Reorganized Global’s Articles of Incorporation and/or Bylaws called for under the Plan or otherwise, and the Board of Directors and officers of the Reorganized Debtor shall be authorized to execute, verify, acknowledge, file and publish any and all instruments or documents that may be required to accomplish same.

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XVIII. EFFECT OF CONFIRMATION OF THIS PLAN

A.               Discharge.

On the Effective Date, Global will be discharged of liability for payment of debts incurred prior to the Confirmation Date as provided in § 1141(d) of the Bankruptcy Code; however, liabilities or obligations imposed by this Plan will not be discharged ..

B.               Revesting of Property in the Reorganized Debtor.

Except as provided elsewhere in this Plan, Confirmation will revest all property of the Global Estate in Reorganized Global.

C. Default.

Except as otherwise provided herein or in the Confirmation Order, in the event that the Global Trust shall default in the performance of any of its obligations under the Plan and shall not have cured such a default within thirty (30) days after receipt of written notice of default from the Creditor to whom the performance is due, then the entity or individual to whom the performance is due may pursue such remedies as are available at law or in equity. An event of default occurring with respect to one claim shall not be any event of default with respect to any other claim.

D. Modification of Plan.

Global may modify this Plan at any time prior to Confirmation, subject to the requirements of Fed. R. Bankr. P. 3019(a).

Reorganized Global or the Global Trust, as the case may be, may seek to modify this Plan at any time after the Confirmation Date only if: (1) the Plan has not been substantially consummated; and (2) the Bankruptcy Court authorizes the proposed modifications after notice and a hearing.

E. Dissolution of Committee.

On the Effective Date, the Committee, to the extent that it serves as the Official Unsecured Creditors’ Committee in the Case, shall be dissolved and its members shall be released and discharged from all rights and duties arising from or relating to the Case.

F. Post-Confirmation Status Report.

Within 120 days of the entry of the Confirmation Order, the Global Trust will file a Post-Confirmation Status Report with the Bankruptcy Court, reporting as to the progress that has been made in the implementation and consummation of the confirmed Plan. The Post Confirmation Status Report shall be served upon the United States Trustee, counsel for the Committee, and the Post-Effective Date Notice Parties. The Global Trust will file further Post Confirmation Status Reports every 120 days, consecutively, and serve such further Post Confirmation Status Reports on the same parties. The obligation to file post-confirmation status reports shall terminate upon the entry of the Final Decree, which may be requested by the Reorganized Debtor or the Global Trust at any time after the Effective Date.

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G. Post-Confirmation Conversion/Dismissal.

Any creditor or party in interest may bring a motion to convert or dismiss the Case under § 1112(b) after Confirmation if there is a default in the performance under this Plan. If the Bankruptcy Court orders the Case converted to Chapter 7 after Confirmation, then all of the assets that have been transferred to the Global Trust and that had not yet been disbursed pursuant to the terms of this Plan, will be automatically transferred to the newly-created Chapter 7 estate. The automatic stay will be reimposed with respect to such assets, but only to the extent that relief from stay was not previously authorized by the Bankruptcy Court during the Case.

H. Revocation of Confirmation Order.

The Confirmation Order may be revoked by the Bankruptcy Court solely upon a finding by the Bankruptcy Court that the Confirmation Order was procured by fraud, and if the party seeking its revocation brings an adversary proceeding within 180 days after the Confirmation Date.

I. Final Decree.

Once the Global Estate has been fully administered as contemplated by Bankruptcy Rule 3022, then the Reorganized Debtor or the Global Trust will file a motion with the Court to obtain a final decree to close the Case. After the Effective Date, the Global Trust will be responsible for timely payment of all fees incurred pursuant to 28 U.S.C. § 1930(a)(6) through the closing of the Case.

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XIX.	REQUEST FOR FINDING OF FAIR AND EQUITABLE TREATMENT OF IMPAIRED CLASSES

Pursuant to Section 1129(b) of the Bankruptcy Code, Global, as the proponent of this Plan, hereby request that the Bankruptcy Court find that the provisions of this Plan provide fair and equitable treatment to those Classes which are impaired under this Plan and who elect not to accept the Plan, and that the Bankruptcy Court confirm this Plan notwithstanding the requirement of Section 1129(a)(8) of the Bankruptcy Code as to such Classes.

DATED this 12th day of December 2008.

By: __/s/ Martin J. Brill____________

BRUCE T. BEESLEY, ESQ.

Nevada Bar No. 1164

LEWIS AND ROCA LLP

50 W. Liberty Street, Ste. 410

Reno, NV 89501

Co-Counsel for Global

MARTIN BRILL, ESQ.

California Bar No. 53220

DAVID B. GOLUBCHIK, ESQ.

California Bar No. 185520
LEVENE, NEALE, BENDER, RANKIN

& BRILL L.L.P.
10250 Constellation Blvd., Suite 1700
Los Angeles, CA 90067

Reorganization Counsel for Global

1 This chart lists only an estimate of fees and costs of professionals. Actual fees may be lower or higher than estimated.